UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2014

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Iron Mountain Incorporated (the “Company”) approved the Second Amendment to The Iron Mountain Companies Severance Plan Severance Program No. 1 (the “Second Amendment”). The Second Amendment provides for adjustments to accelerated vesting of certain equity compensation in the event of termination without cause.

The foregoing description of the Second Amendment and The Iron Mountain Companies Severance Plan Severance Program No. 1, as amended from time to time (“Severance Program No. 1”) is not complete and is subject to and qualified in its entirety by reference to the Second Amendment and Severance Program No. 1, which are incorporated by reference as Exhibit 10.1 to this Current Report on Form 8-K and Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, respectively.

In addition, on December 16, 2014, the Committee also approved amending Mr. Marc Duale’s employment agreement to provide to Mr. Duale severance benefits substantially the same as those provided to other officers pursuant to the Second Amendment described above.

Item 8.01.                                        Other Events.

On December 16, 2014, the Company, issued a press release announcing that it will redeem approximately $306 million aggregate principal amount outstanding of its 8 3/8% Senior Subordinated Notes due 2021 at a redemption price of $1,041.88 for each $1,000.00 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding December 30, 2014. This redemption is expected to occur on December 30, 2014. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

10.1                        Second Amendment to The Iron Mountain Companies Severance Plan Severance Program No. 1. (Filed herewith)

99.1                        Press Release dated December 16, 2014. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

Date: December 19, 2014